Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis - October 2007

Series Deal Size Expected Maturity	1998-6 $964MM 8/18/2008
Yield	16.48%
Less: Coupon	5.30%
Servicing Fee	1.50%
Net Credit Losses	3.39%
Excess Spread:
October-07	6.29%
September-07	5.31%
August-07	5.77%
Three Month Average Excess Spread	5.79%
Delinquency:
30 to 59 Days	0.97%
60 to 89 Days	0.65%
90+ Days	1.42%
Total	3.04%
Principal Payment Rate	18.92%